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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
				Investor Contact:
				James F. Laird-Chief Financial Officer
				614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS RESULTS FOR SECOND QUARTER 2007
ANNOUNCES SHARE REPURCHASE PLAN
AND OTHER CORPORATE MATTERS

	Columbus, Ohio - August 9, 2007 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended June 30, 2007. Assets under management increased by 67% to $4.5 billion compared to $2.7 billion at the end of the second quarter of 2006 while revenue of $10.4 million for the quarter increased by 66% compared to 2006. Revenue in 2006 included $897 thousand in performance incentive fees compared to zero in incentive fees earned in the second quarter of 2007. Excluding incentive fees, which are volatile from period to period, revenue increased by 94%. Net income for the quarter was $2.41 million or $1.05 per share compared to net income of $1.37 million or $0.62 per share in 2006.

R. H. Dillon, president and chief investment officer, stated, "Our primary business objective is to produce excellent long-term investment returns for our clients. Over the past year, the investment returns in our equity strategies were below benchmarks, while our strategic income strategy was above its benchmark. However, we remain focused on long-term results and are pleased that all strategies with at least four years of investment results have outperformed their benchmarks since inception." James F. Laird, chief financial officer, stated,"New client investments in the first half of 2007 were $715 million which was down 37% from the first half of 2006. We continue to add resources to market into the wirehouse and regional broker dealer markets and to market our private funds to institutional clients in the U.S. and abroad. Clearly growth in our business is affected by general market conditions and our investment results, which have led to a reduction in net inflows so far in 2007."

				Three months ended June 30,
				    2007	   2006		Change
Revenue				$10,368,839	$6,248,959	  66%
Performance incentive fees	          0	   896,227	(100%)
    Net operating income	  3,421,759	 1,805,787	  89%
    Net operating margin		33%	       29%
Investment return		    229,586	   364,982	 (37%)
    Pre-tax income 		  3,651,345	 2,170,769	  68%
Net income 		  	  2,413,596	 1,368,168	  76%
Earnings per share - diluted	      $1.05	     $0.62	  69%
    Assets under management    $4.5 billion   $2.7 billion	  67%


				Six months ended June 30,
				    2007	   2006		Change
Revenue				$19,723,582    $11,829,075	  67%
Performance incentive fees	      4,297	 2,509,874	(100%)
    Net operating income	  6,508,824	 3,330,042	  95%
    Net operating margin		33%	       28%
Investment return		    199,126	   790,100	 (75%)
    Pre-tax income 		  6,707,950	 4,090,142	  64%
Net income 		  	  4,408,009	 2,620,780        68%
Earnings per share - diluted	      $1.97	     $1.20	  64%



Income taxes - In the first six months of 2007, non-qualified stock options and warrants were exercised which will result in a $22 million tax deduction but, in accordance with generally accepted accounting principles (GAAP), no compensation expense. Further, under GAAP, the company accrued a $2.3 million tax expense in the first six months of 2007 despite the fact that the company will not pay income tax related to the first six months of income as a result of the aforementioned tax deduction. Similarly in future periods the company will not pay income tax until cumulative pre-tax income in 2007 and future periods, exceeds the $22 million tax deduction described above.

SHARE REPURCHASE APPROVAL

Diamond Hill Investment Group, Inc. announced that the board of directors has authorized management to repurchase up to 350,000 common shares, approximately 15% of fully diluted total shares outstanding. James F. Laird, chief financial officer, noted, "In the past several quarters the company has achieved solid profitability and continues to generate significant amounts of cash. As of July 31, 2007 the company has cash and marketable securities in excess of $35 million and no debt. Furthermore, we anticipate strong cash flow for the balance of 2007. Management and the board believe that the most appropriate use for excess cash is to invest in Diamond Hill investment strategies or repurchase Diamond Hill Investment Group (DHIL) common stock. The deciding factor will be which alternative offers the most favorable risk-adjusted rate of return in the opinion of management and the board." The authority will be exercised from time to time as market conditions warrant and subject to regulatory considerations. From 2000 through 2002, the company repurchased approximately 360,000 shares out of a 400,000 share authorization, which had since expired.

CFO EMPLOYMENT AGREEMENT

Diamond Hill Investment Group, Inc. announced that chief financial officer, James F. Laird, and the company, have agreed to not renew his formal employment agreement; however, Mr. Laird will continue in his present position under the same financial terms and conditions. The original five year agreement, which was made in July 2001 and automatically renewed in July 2006 for one year, was an incentive for Mr. Laird to join what was at the time essentially a start-up venture. Both Mr. Laird and the company agreed that given the significant growth and success of the company over the past six years a formal employment agreement served no important purpose to either party. At Diamond Hill, only the CEO has an employment agreement and there are no plans to seek agreements with others at the firm. Additionally Mr. Laird confirmed his commitment to remain in his current position at Diamond Hill for the foreseeable future and the board and CEO offered him their unqualified support.




About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.


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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363